EXHIBIT 99.1

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS ACHIEVEMENTS AND RESULTS FOR THE YEAR ENDED DECEMBER 31, 2008

LOS ANGELES, CA — February 27, 2009 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced results for its first full year of operations.

UNAUDITED HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2008:

•                  Total assets were $92.0 million, an increase of $52.6 million or 134% over the prior year ended December 31, 2007 level of $39.4 million.

•                  Total net loans outstanding increased $38.5 million, or 215% for the year, to $56.5 million.

•                  The Bank had no past due loans more than 30 days, no non-performing loans, no charge offs, no other real estate owned, no loans in foreclosure and no impaired assets at December 31, 2008.

•                  The Allowance for Loan losses stood at 1.70% of total loans outstanding.

•                  Total deposits were $48.0 million, representing an increase of $30.1 million or 169% for the year.

•                  The Bank participates in the Transaction Account Guarantee Program, whereby the FDIC provides unlimited deposit insurance through December 31, 2009 for transaction deposits earning 50 basis points or less.

•                  We successfully completed the sale of 1,500,000 shares of Company stock at a price of $10.00 per share, resulting in a net capital infusion of $14.9 million.

•                  In spite of a lower interest rate environment and the corresponding interest income, the operating loss was within the initial projections due to controlled expenses. The loss is anticipated for a de-novo institution.

•                  The Company’s Tier 1 capital leverage ratio was 55.2% and the Total Risk Based capital ratio was 56.4% compared to the 6% and 10% respectively as required to be considered “well capitalized.”

“Bank of Manhattan’s accomplishments during 2008 are a direct result of maintaining a strong balance sheet and thus being able to address the needs of our clients and be opportunistic in these turbulent economic times,” noted Jeffrey M. Watson, President and Chief Executive Officer. “Our operating results reflect ongoing organic growth in assets, loans and deposits throughout 2008, as well as our strong capital position.”

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(In thousands)	2008	2008	2008	2008	2007
Balance Sheet - At Period End
Cash and due from banks	$19,710	$764	$1,432	$749	$398
Investments and fed funds sold	12,603	19,898	13,760	12,915	18,087
Net loans	56,467	47,994	41,769	31,758	17,930
Other assets	3,260	3,150	3,106	3,104	2,952
Total Assets	$92,040	$71,806	$60,067	$48,526	$39,367

Non-interest-bearing deposits	$15,379	$13,124	$12,290	$8,582	$5,395
Interest-bearing deposits	32,612	33,951	22,437	19,279	12,467
Other borrowings	9,500	4,500	4,500	—	—
Other liabilities	261	564	447	351	316
Stockholders’ equity	34,288	19,667	20,393	20,314	21,189
Total Liabilities and Shareholders’ Equity	$92,040	$71,806	$60,067	$48,526	$39,367

Income Statement
Interest income (not tax-equivalent)	$909	$909	$696	$560	$453
Interest expense	248	310	140	130	86
Net interest income	661	599	556	430	367
Provision for loan losses	275	102	163	166	167
Net interest income after provision for loan losses	386	497	393	264	200
Non-interest income	11	18	11	13	1
Non-interest expense	1,498	1,513	1,557	1,444	1,484
Net Loss	$(1,101)	$(998)	$(1,153)	$(1,167)	$(1,283)

Return on average assets	-5.98%	-5.07%	-8.92%	-10.73%	-14.46%
Return on average equity	-21.73%	-19.85%	-22.84%	-22.54%	-23.39%

Per share:
Net loss - basic	$(0.42)	$(0.38)	$(0.46)	$(0.47)	$(0.52)
Weighted average shares used	2,646	2,616	2,528	2,487	2,487
Book value at period end	$8.60	$7.52	$7.80	$8.17	$8.52
Ending shares	3,988	2,616	2,616	2,487	2,487

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.70%	1.44%	1.41%	1.35%	1.48%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A